Exhibit (a)(10)


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                                January 21, 2000

                TO:UNIT HOLDERS OF WINTHROP CALIFORNIA INVESTORS
                     LIMITED PARTNERSHIP (the "Partnership")

           SUBJECT:OFFER TO PURCHASE ANY AND ALL UNITS FOR $2,900 CASH

                                Dear Unit Holder:

           Sutter/Jamboree Acquisition Fund, LLC (the "Purchaser") has extended the expiration date of its Offer to February 10, 2000, and has increased the price it is offering to purchase your Units to:

                                 $2,900 per Unit

     Please keep in mind the following issues:

    - Our offer is the highest available offer, and represents a $100 premium over any other offer.
    - Our offer is for 100% of outstanding units, and is designed to reduce your risk of pro-ration which could leave you with ownership of a fractional unit.
    - If you already tendered to Sutter/Jamboree Acquisition Fund, LLC and have not withdrawn your tender, you will automatically receive the benefit of the increased $2,900 Offer. NO FURTHER ACTION IS NECESSARY.
    - In the event that you receive any future offers, including offers from Quadrangle Associates II, LLC, please contact us at (800) 854-7835 before signing any documentation, in order to learn the most current status of the offers.

     If you choose to tender your Units, please complete the Letter of Transmittal (the blue form) previously sent to you, and return it in the enclosed postage-paid return envelope.

         You may also tender your Units by facsimile. Any Units tendered may be withdrawn by mail or facsimile until midnight on the date of expiration. If you have already tendered your Units to Quadrangle Associates II, LLC, but wish to receive our higher price, you may complete the Notice of Withdrawal. The Purchaser intends to purchase 100% of Units accepted through this tender unless the general partner imposes a restriction on transfers. A complete description of the offer, including risks, terms and conditions are set forth in the Offer to Purchase and Supplement. Correspondence should be directed to the Depositary for the offer at:

                          North Coast Securities Corp.
                          595 Market Street, Suite 2100
                             San Francisco, CA 94105
            Facsimile Transmission: (415) 977-1510 Attn: Beth Hewitt
                        Email: jamboree@suttercapital.com

         If you have any questions or need any documents faxed or mailed to you, please call the Purchaser at (800) 854- 7835.